Exhibit 99.1

POLICY AND PROCEDURES WITH RESPECT TO
RELATED PERSON TRANSACTIONS

A. Policy Statement

     The Company’s Board of Directors (the “Board”) recognizes that Related Person Transactions (as defined below) can present heightened risks of conflicts of interest or improper valuation or the perception thereof. Accordingly, the Company’s general policy is to avoid Related Person Transactions. Nevertheless, the Company recognizes that there are situations where Related Person Transactions might be in, or might not be inconsistent with, the best interests of the Company and its stockholders. These situations could include (but are not limited to) situations where the Company might obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons (as defined below) on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. The Company, therefore, has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions.

     This Policy has been approved by the Board. The Corporate Governance Committee (the “Committee”) will review and may recommend to the Board amendments to this Policy from time to time.

B. Related Person Transactions

     For the purposes of this Policy, a “Related Person Transaction” is a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

     For purposes of this Policy, a “Related Person” means:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer (i.e. members of the Senior Management Committee and the Controller) of the Company, Progress Energy Carolinas, Inc., or Progress Energy Florida, Inc. or a nominee to become a director of the Company, Progress Energy Carolinas, Inc., or Progress Energy Florida, Inc.;

2.	any person who is known to be the beneficial owner of more than 5% of any class of the voting securities of the Company or its subsidiaries;

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

C. Approval Procedures

1.	The Board has determined that the Committee is best suited to review and approve Related Person Transactions. Accordingly, at each calendar year’s first regularly scheduled Committee meeting, management shall recommend Related Person Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee as to any material change to those proposed transactions.

2.	In determining whether to approve or disapprove each related person transaction, the Committee will consider various factors, including the following:
  the identity of the related person;

  the nature of the related person’s interest in the particular transaction;

  the approximate dollar amount involved in the transaction;

  the approximate dollar value of the related person’s interest in the transaction;

  whether the related person’s interest in the transaction conflicts with his obligations to the Company and its shareholders;

  whether the transaction will provide the related person with an unfair advantage in his dealings with the Company; and

  whether the transaction will affect the related person’s ability to act in the best interests of the Company and its shareholders
     The Committee will only approve those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

3.	In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval at the next Committee meeting. In these instances in which the Legal Department, in consultation with the President and Chief Operating Officer, determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, any further Related Person Transactions shall be submitted to the Chair of the Committee (who will possess delegated authority to act between Committee meetings). The Chair of the Committee shall report to the Committee at the next Committee meeting any approval under this Policy pursuant to his/her delegated authority.

4.	No member of the Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Committee (or the Chair) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee (or the Chair) determines in good faith. The Committee or Chair, as applicable, shall convey the decision to the President and Chief Operating Officer, who shall convey the decision to the appropriate persons within the Company.

D. Ratification Procedures

     In the event the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under this Policy, said officer shall immediately notify the Committee or Chair of the Committee, and the Committee or Chair shall consider all of the relevant facts and circumstances regarding the Related Person Transaction. Based on the conclusions reached, the Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment, termination or recession of the Related Person Transaction, and determine how to proceed.

E. Review of Ongoing Transactions

     At the Committee’s first meeting of each calendar year, the Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the Related Person Transaction.

F. Disclosure

     All Related Person Transactions are to be disclosed in the filings of the Company, Progress Energy Carolinas, Inc. or Progress Energy Florida, Inc., as applicable, with the Securities and Exchange Commission as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Person Transactions shall be disclosed to the Corporate Governance Committee of the Board and any material Related Person Transaction shall be disclosed to the full Board of Directors.

     The material features of this Policy shall be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.